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                                                                 EXHIBIT 10.16

January 6, 2000

Dr. Benjamin Tandowski
President
Professional Computer Solutions, Inc.
3 University Plaza, Suite 600
Hackensack, NJ 07601-6223


Dear Ben:

     This letter sets forth the terms and conditions of the proposed engagement of Howell Capital by Professional Computer Solutions, Inc. (the "Company"), or any subsequent corporation to the Company, in connection with the design and execution of a planned Transaction (the "Transaction") which engagement would include but not be limited to the following possible activities: (i) any public sale of equity or debt securities of Company through an initial public offering (the "IPO") and subsequent spin-off, or
(ii) the sale of all or part of the Company to a third party.

     During the term of our engagement, we will initially provide you with financial advice and assistance in the formation and implementation of the proposed IPO, and advise and assist the Company in any subsequent spin-off of the Company. Such assistance will include help in the selection of an investment banker and in assembling a high caliber board of directors. If we are to act in any formal capacity other than as contemplated by this letter, the terms of such further engagement will be embodied in a separate agreement containing terms and conditions that are mutually agreeable to you and to Howell Capital.

     For advising and assisting the Company on the Transaction, Howell Capital will be compensated as follows. During the one hundred twenty day
(120) period following the date of this letter, Howell Capital shall earn the right to a termination fee, in the event that its services are terminated during said period, that shall increase proportionately from zero to a maximum of $133,333, such that, for example, if termination were to occur at the end of 30 days, one-fourth of $133,333 would be paid, if at the end of 60 days, two-fourths (1/2) of $133,333 would be paid, if at the end of 90 days, three quarters of $133,333 would be paid, and if at the end of 120 days, 120 days, $133,333 would be paid. If termination does not occur within said one hundred twenty day (120) period, thereafter, in lieu of any termination fee, Howell Capital will charge a Transaction Fee to be paid in the form of an option to purchase a number of shares of

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Common Stock of the Company, the number of shares for which would be calculated to be the equivalent of .5% (1/2 of 1%) of the Company's total enterprise value at the time of the IPO, or such earlier time when a mutual determination of enterprise value can be made. Such option shall vest upon a closing of the IPO which occurs within one year from the date of this letter. If said closing does not occur within one year from the date of this letter, no compensation in the form of cash, options or otherwise, shall be due. It is understood that, at the current time, any issuance of the Company's stock requires the prior approval of Aztec Technology Partners' lending banks, and that the issuance of the Company's stock pursuant to options will be conditioned on the approval of said banks. It is also understood that options will be granted to Howell Capital when options are first granted to the management of the Company, unless previously granted.

     In addition to the fees for professional services, Howell Capital will separately bill for normal out-of-picket expenses incurred on this transaction. Generally, these expenses include travel costs, telephone, document production and other expenses of this type. It is estimated these expenses would not exceed $25,000.

     Howell Capital will act under this letter agreement as an independent contractor with duties solely to the Company. Because we will be acting on your behalf in this capacity, it is the practice of the industry to receive indemnification on such assignments. A copy of our standard indemnification form is attached to this letter.

     Our services hereunder may be terminated with or without cause by either party at any time effective upon receipt of written notice to that effect, and without liability or continuing obligation to either party (except for any compensation earned and expenses incurred to the date of termination and except, in the case of termination by you, for our right to fees pursuant to this letter of any transaction effected within 12 months (following the three-months period referred to in the third paragraph of this letter), and provided that the indemnity provisions will remain operative regardless of any such termination.

     If the terms of this agreement as set forth in this letter are satisfactory, kindly sign the enclosed copy and return it to Howell Capital.

     I look forward to working with you on this assignment.


                                           Very truly yours,

                                           Howell Capital

                                           By: /s/ Lawrence M. Howell
                                              -------------------------
                                              Lawrence M. Howell


Accepted:

Professional Computer Solutions, Inc.

BY: /s/ Benjamin Tandowski
    ----------------------------
    Benjamin Tandowski
    President


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                                 January 6, 2000

Mr. Lawrence M. Howell
Howell Capital
177 Steuart Street, Suite 700
San Francisco, CA 94105-1206

Dear Mr. Howell:

         In connection with your engagement to assist us by providing the services described in the engagement letter dated the date hereof, including modifications or future additions to such engagement and related activities prior to this date, we agree that we will indemnify and hold harmless you and your affiliates, any director, officer, agent or employee of you or any of your affiliates and each other person, if any, controlling you or any of your affiliates hereinafter collectively referred to as "you" and "your"), to the full extent lawful, from and against, and that you shall have no liability to us or our owners, parents, creditors or security holders for, any losses, expenses, claims or proceedings including shareholder actions (hereinafter collectively referred to as "losses") (i) related to or arising out a (A) oral or written information provided by us, our employees or our other agents, which either we or you provide to any actual or potential buyers, sellers, investors or offerees, or (B) other action or failure to act by us, our employees or our other agents or by you at our request or with our consent, or (ii) otherwise related to or arising out of such engagement or any transaction or conduct in connection therewith except that this clause (ii) shall not apply with respect to any losses that are finally judicially determined to have resulted primarily from your bad faith or gross negligence.

         In the event that the foregoing indemnity is unavailable to you for any reason, we agree to contribute to any losses related to or arising out of such engagement or any transaction or conduct in connection therewith. For such losses referred to in clause (i) of the preceding paragraph, each of us shall contribute in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by you and by us from the actual or proposed transaction giving rise to such engagement; provided, however, that you shall not be responsible for any amounts in excess of the amount of the benefits received (or anticipated to be received) by you. For any other losses, or for losses referred to in clause (i) if the allocation provided by the immediately preceding sentence is unavailable for any reasons, each of us shall contribute
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in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of each of us in connection with the statements, omissions or other conduct which resulted in such losses, as well as any other relevant equitable considerations. Benefits received (or anticipated to be received) by us shall be deemed to be equal to the aggregate cash consideration and value of securities or any other property payable, exchangeable or transferable in such transaction or proposed transaction, and benefits received by you shall be deemed to be equal to the compensation payable by us to you in connection with such engagement. Relative fault shall be determined by reference to, among other things, whether any alleged untrue statement or omission or any other alleged conduct relates to information provided by us or other conduct by (or our employees or other agents) on the on hand or by you on the other hand. You and we agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above.

         We agree that we will not, without prior written consent of Howell Capital, settle any pending or threatened claim or proceeding related to or arising out of such engagement or transactions or conduct in connection therewith (whether or not you are a party to such claim or proceeding) unless such settlement includes a provision unconditionally releasing you from and holding you harmless against all liability in respect of claims by any releasing party related to or arising out of such engagement or any transaction or conduct in connection therewith. We will also promptly reimburse you for all expenses (including counsel fees) as they are incurred by you in connection with investigating, preparing or defending, or providing evidence in, any pending or threatened claim or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not you are a party to such claims or proceeding) or in enforcing this agreement.

         The foregoing agreement shall be in addition to any rights that you may have at common law or otherwise. Solely for purposes of enforcing this agreement, we hereby consent to personal jurisdiction, service and venue in any court in which any claim or proceeding which is subject to this agreement is brought against you. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATED TO OR ARISING OUT OF SUCH ENGAGEMENT, ANY TRANSACTION OR CONDUCT IN CONNECTION THEREWITH OR THIS AGREEMENT IS WAIVED. This agreement shall remain in full force and effect following the completion or termination of such engagement.



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                                                                   (CONTINUED)


Agreed:                             Very truly yours,

HOWELL CAPITAL                      Professional Computer Solutions, Inc.

By: ____________________            By: _____________________________
    Lawrence M. Howell                      Benjamin Tandowski
                                            Chief Executive Officer